Exhibit 4.18

Amendment No. 3 to Management Services Agreement

This Amendment No. 3 to Management Services Agreement (this “Amendment”) is entered into effective as of June 19, 2019, by and among Ellomay Capital Ltd., a company registered under the laws of the State of Israel (the “Company”), Kanir Joint Investments (2005) Limited Partnership, a limited partnership registered under the laws of the State of Israel (“Kanir”) and Meisaf Blue & White Holdings Ltd., a company registered under the laws of the State of Israel (“Meisaf” and, together with Kanir, the “Service Providers”).

Whereas,	the Company and the Service Providers entered into a Management Services Agreement effective as of March 31, 2008;

Whereas,
on each of December 30, 2009, December 22, 2010 and December 20, 2011, the term of the Management Services Agreement was extended by the Company’s audit committee, board of directors and shareholders and by the Service Providers;

Whereas,
on June 18, 2013 the terms of the Management Services Agreement were amended by the Company’s audit committee, board of directors and shareholders and by the Service Providers and on June 22, 2016 the term of the Agreement was extended further by an additional three year term (the Management Services Agreement, as amended and extended: the “Agreement”);

Whereas,
the parties to the Agreement wish to extend and amend the Agreement as specifically set forth herein and such extension and amendments were approved by the Company’s compensation committee, audit committee, board of directors and, on June 19, 2019, by the Company’s shareholders and by the Service Providers.

Now, Therefore, in consideration of the foregoing and of the mutual promises herein contained, the parties hereby agree as follows:

1.	Amendment of Section 1.1.1

Section 1.1.1 of the Agreement is hereby amended and restated to read as follows:

“The Service Providers, through their employees, officers and directors, will assist the Company in all aspects of the New Operations Process, including, but not limited to, any activities to be conducted in connection with the identification and evaluation of the business opportunities, the negotiations and the integration and management of any new operations and will conduct regular meetings and discussions with members of the Company’s management, to assist and advise them on such matters and on any other matters concerning the affairs and business of the Company and render such other management services and advise as may be agreed to from time to time by the Company and the Service Providers, including the services of Chief Executive Officer, currently provided by Mr. Ran Fridrich (together, the “Management Services”).

2.	Amendment of Section 4

Section 4 of the Agreement is hereby amended and restated to read as follows:

“Term and Termination.  This Agreement shall be deemed effective as of March 31, 2008 (the “Effective Date”) and shall continue to remain in effect until the earlier of: (i) June 17, 2022, (ii) the termination of service of all of the Kanir and Nechama Investments nominees on our Board of Directors,  (iii) a date that is six (6) months following the delivery of a written termination notice by Meisaf and Kanir to the Company or by the Company to Meisaf and Kanir, or (iv) the cessation of provision of Chairman and CEO services.”

3.	General

3.1.	Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to them under the Agreement.

3.2.
Except as specifically modified and amended hereby, the Agreement shall remain in full force and effect. No provision of this Amendment may be modified or amended, nor shall any terms be waived, except expressly in a writing signed by the parties.

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In Witness Whereof, the parties have signed this Amendment as of the date first set forth above.

Ellomay Capital Ltd. By: _________________ Name: Ran Fridrich Title: CEO and Director By: _________________ Name: Kalia Weintraub Title: CFO

Kanir Joint Investments (2005) Limited Partnership

By: Kanir Investments Ltd., its general partner

By:          _________________
Name:      Menahem Raphael
Title:        Director

By:          _________________
Name:      Ran Fridrich
Title:        Director

Meisaf Blue & White Holdings Ltd. By: _________________ Name: Shlomo Nehama Title: Director